Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Rocketfuel Blockchain, Inc. on Form S-1 of our report dated July 22, 2021 with respect to our audit of the financial statements of Rocketfuel Blockchain, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to Rocketfuel Blockchain, Inc.’s ability to continue as a going concern) as of March 31, 2021 and 2020 and for the years then ended, which appears in the prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack, NJ
October 12, 2021